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                                                                    Exhibit 23.0

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
The Metzler Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-30267 and No. 333-30265) on Form S-8 of The Metzler Group, Inc. of our report dated February 11, 1998, except for Note 14, as to which the date is March 5, 1998, relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of The Metzler Group, Inc. The report of KPMG Peat Marwick LLP is based partially upon the reports of other accounts.

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 27, 1998